UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

PYXIS ONCOLOGY, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required per Exchange Act Rules 14a-6(i)(1) and 0-11.

PYXIS ONCOLOGY, INC.

35 Cambridgepark Drive

Cambridge, Massachusetts - 02140

NOTICE OF THE 2022 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 13, 2022

DEAR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the 2022 annual meeting of stockholders of Pyxis Oncology, Inc., a Delaware corporation, will be held on June 13, 2022, at 10:00 a.m. Eastern Standard Time in a virtual meeting format only. We believe hosting a virtual meeting enables participation by more of our stockholders, while lowering the cost of conducting the meeting. Further, we believe the virtual meeting format is appropriate in light of the continuing COVID-19 pandemic, as the safety of our employees, communities and stockholders is our first priority. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. We encourage you to attend online and participate. In order to attend the annual meeting, you must register at www.proxydocs.com/PYXS. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the annual meeting and to vote and submit questions during the annual meeting. We recommend that you log in a few minutes before 10:00 a.m., Eastern Standard Time, on June 13, 2022 to ensure you are logged in when the annual meeting begins.

During the annual meeting, stockholders will be asked to consider the following matters, as more fully described in the proxy statement accompanying this notice:

1.	the election of one Class I director named in the proxy statement;

2.	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and

3.	the transaction of such other business as may properly come before the meeting, or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

Stockholders of record at the close of business on April 20, 2022 are entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement thereof. All stockholders are cordially invited to attend the meeting.

YOUR VOTE IS IMPORTANT.

You may cast your vote over the Internet, by telephone, or by completing and mailing a proxy card. Returning the proxy does not deprive you of your right to attend the annual meeting and to vote your shares in person. Proxies forwarded by or for banks, brokers or other nominees should be returned as requested by them. We encourage you to vote promptly to ensure your vote is represented at the annual meeting, regardless of whether you plan to attend.

You can find detailed information regarding voting in the section entitled “General Information” on pages 1 through 5 of the accompanying proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 13, 2022

The notice of the annual meeting, proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, are available at www.proxydocs.com/PYXS.

You will be asked to enter the control number located on your proxy card or Notice of Internet

Availability of Proxy Materials to access the Company’s materials and vote through

www.proxydocs.com/PYXS.

BY ORDER OF THE BOARD OF DIRECTORS

Lara Sullivan, M.D.
Chief Executive Officer

Cambridge, Massachusetts

April 28, 2022

GENERAL INFORMATION	1
PROPOSAL ONE: ELECTION OF ONE CLASS I DIRECTOR	6
General	6
Information Regarding Nominee and Continuing Directors	6
Information Regarding Executive Officers	8
Recommendation of Our Board of Directors	9
CORPORATE GOVERNANCE	10
Director Independence	10
Leadership Structure of the Board of Directors	10
Board of Directors’ Role in Risk Oversight	10
Evaluation of the Board of Directors	11
Board Diversity Matrix	11
Meetings of the Board of Directors	12
Committees of the Board of Directors	12
Board Membership Criteria and Nomination Process	14
Changes in Board of Directors Member Criteria	15
Term Limits and Retirement Age	15
Succession Planning	15
Compensation Committee Interlocks and Insider Participation	15
Corporate Governance Guidelines	15
Code of Business Conduct and Ethics	15
Prohibition on Hedging and Pledging of Company Securities	16
Stockholder Communications	16
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	17
DIRECTOR COMPENSATION	19
EXECUTIVE COMPENSATION	21
PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022	28
Principal Accountant Fees and Services	28
Determination of Independence	28
Pre-Approval Policy	28
Recommendation of Our Board of Directors and Audit Committee	29
Audit Committee Report	29
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	30
ADDITIONAL INFORMATION	32
Stockholder Proposals and Nominations	32
Other Matters	32

PYXIS ONCOLOGY, INC.

35 Cambridgepark Drive

Cambridge, MA 02140

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 13, 2022

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished to stockholders of Pyxis Oncology, Inc. (“we,” “us,” “our,” the “Company” or “Pyxis Oncology”), a Delaware corporation, in connection with the solicitation of proxies by our board of directors for use at our 2022 annual meeting of stockholders to be held on June 13, 2022, and at any adjournment or postponement thereof. The annual meeting will be held at 10:00 a.m. Eastern Standard Time in a virtual meeting format. In order to attend the annual meeting, you must register at www.proxydocs.com/PYXS. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the annual meeting and to vote and submit questions during the annual meeting.

As permitted by the rules of the Securities and Exchange Commission (the “SEC”), we are making this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 available to our stockholders electronically via the Internet at www.proxydocs.com/PYXS. You will be asked to enter the control number located on your proxy card or Notice of Internet Availability of Proxy Materials (“Internet Notice”). On or about May 2, 2022, we will mail to our stockholders the Internet Notice, containing instructions on how to access this proxy statement and vote online or by telephone. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them pursuant to the instructions provided in the Internet Notice. The Internet Notice instructs you on how to access and review all of the important information contained in this proxy statement.

Please note that references to our website herein do not constitute incorporation by reference of the information contained at or available through our website.

Why am I receiving these materials?

We are distributing our proxy materials because our board of directors is soliciting your proxy to vote at the annual meeting. This proxy statement summarizes the information you need to vote at the annual meeting. You do not need to attend the annual meeting to vote your shares.

Pursuant to SEC rules, we are providing access to our proxy materials via the Internet. Accordingly, we are sending an Internet Notice to all of our stockholders as of the record date. All stockholders may access our proxy materials on the website referred to in the Internet Notice. You may also request to receive a printed set of the proxy materials. You can find instructions regarding how to access our proxy materials via the Internet and how to request a printed copy in the Internet Notice. Additionally, by following the instructions in the Internet Notice, you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We believe that these rules allow us to provide our stockholders with the information they need while lowering the costs of delivery and reducing the environmental impact of the annual meeting.

What proposals will be voted on at the annual meeting and how does the board of directors recommend that stockholders vote on the proposals?

The proposals to be voted on at the annual meeting and the board of directors recommendation on each proposal is set forth below:

•	“FOR” Proposal One – the Election of Darren Cline as a Class I Director; and

•	“FOR” Proposal Two – Ratification of the Appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm for the Fiscal Year ending December 31, 2022; and

We will also consider other business, if any, that properly comes before the annual meeting.

Who is entitled to vote?

The record date for the annual meeting is the close of business on April 20, 2022. As of the record date, 32,811,959 shares of our common stock, par value $0.001 per share, were outstanding. Only holders of record of our common stock as of the record date will be entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof. Each stockholder is entitled to one vote for each share of our common stock held by such stockholder on the record date.

What do I need for admission to the annual meeting?

In order to attend the annual meeting, you must register at www.proxydocs.com/PYXS. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the annual meeting and to vote and submit questions during the annual meeting. You will not be able to attend the annual meeting physically in person.

As part of the registration process, you must enter the control number located on your proxy card, voting instruction form, or Internet Notice. If you are a beneficial owner of shares registered in the name of a broker, bank or other nominee, you will also need to provide the registered name on your account and the name of your broker, bank or other nominee as part of the registration process.

On the day of the annual meeting, stockholders may begin to log in to the meeting 15 minutes prior to the start time. The annual meeting will begin promptly at 10:00 a.m. Eastern Standard Time on June 13, 2022.

We will have technicians ready to assist you with any technical difficulties you may have accessing the annual meeting. If you encounter any difficulties accessing the virtual-only annual meeting platform, including any difficulties voting or submitting questions, you may call the technical support number that will be posted in your instructional email.

Can I ask questions during the annual meeting?

Our virtual annual meeting will allow stockholders to submit questions before and during the annual meeting. During a designated question and answer period at the annual meeting, we will respond to appropriate questions submitted by stockholders. If you would like to submit a question during the annual meeting, you may log in to www.proxydocs.com/PYXS using your control number, type your question into the “Ask a Question” field, and click “Submit.”

We will answer as many stockholder-submitted questions as time permits, and any questions that we are unable to address during the annual meeting will be answered following the meeting, with the exception of any questions that are irrelevant to the purpose of the annual meeting or our business or that contain inappropriate or derogatory references which are not in good taste. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

How can I vote my shares?

Shares Held of Record. If you hold your shares in your own name as a holder of record, you may authorize that your shares be voted at the annual meeting in one of the following ways:

By Internet	If you received the Internet Notice or a printed copy of the proxy materials, follow the instructions in the Internet Notice or on the proxy card.
By Telephone	If you received a printed copy of the proxy materials, follow the instructions on the proxy card.
By Mail	If you received a printed copy of the proxy materials, complete, sign, date, and mail your proxy card in the enclosed, postage-prepaid envelope.
In Person (Virtual)	You may also vote in person virtually by attending the meeting through www.proxydocs.com/PYXS. To attend the annual meeting and vote your shares, you must register for the annual meeting and provide the control number located on your Internet Notice or proxy card.

Shares Held in Street Name. If you hold your shares through a broker, bank or other nominee (that is, in street name), you will receive instructions from your broker, bank or nominee that you must follow in order to submit your voting instructions and have your shares voted at the annual meeting. If you want to vote in person virtually at the annual meeting, you must register in advance at www.proxydocs.com/PYXS. You may be instructed to obtain a legal proxy from your broker, bank or other nominee and to submit a copy in advance of the meeting. Further instructions will be provided to you as part of your registration process.

Even if you plan to attend the annual meeting, we recommend that you submit your proxy or voting instructions in advance of the annual meeting as described above so that your vote will be counted if you later decide not to attend or are unable to attend the annual meeting.

Can I change my vote or revoke my proxy?

You may change your vote or revoke your proxy at any time before it is voted at the annual meeting. If you are a stockholder of record, you may change your vote or revoke your proxy by:

•	delivering to us (Attention: Corporate Secretary) at the address on the first page of this proxy statement a written notice of revocation of your proxy;

•	delivering to us an authorized proxy bearing a later date (including a proxy over the Internet or by telephone); or

•	attending the annual meeting and voting your shares electronically.

Attendance at the annual meeting will not, by itself, revoke a proxy.

If your shares are held in the name of a bank, broker or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other nominee. Please note that if your shares are held of record by a bank, broker or other nominee, and you decide to attend and vote at the annual meeting, your vote at the annual meeting will not be effective unless you present a legal proxy, issued in your name from the record holder (your bank, broker or other nominee).

What is a broker non-vote?

Brokers, banks or other nominees holding shares on behalf of a beneficial owner may vote those shares in their discretion on certain “routine” matters even if they do not receive timely voting instructions from the beneficial owner. With respect to “non-routine” matters, the broker, bank or other nominee is not permitted to vote shares for a beneficial owner without timely received voting instructions. The only routine matter to be presented at the annual meeting is the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal Two). The remaining proposal to be considered (Proposal One, the election of Darren Cline as a Class I director) is considered a non-routine matter.

A broker non-vote occurs when a broker, bank or other nominee does not vote on a non-routine matter because the beneficial owner of such shares has not provided voting instructions with regard to such matter. If a broker, bank or other nominee exercise their discretionary voting authority on Proposal Two, such shares will be considered present at the annual meeting for quorum purposes and broker non-votes will occur as to Proposal One or any other non-routine matters that are properly presented at the annual meeting. Broker non-votes will have no impact on the voting results.

What constitutes a quorum?

The presence at the annual meeting, either in person or by proxy, of holders of a majority of the aggregate number of shares of our issued and outstanding common stock entitled to vote thereat as of the record date shall constitute a quorum for the transaction of business at the annual meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining whether a quorum is present at the annual meeting.

What vote is required to approve each matter to be considered at the annual meeting?

Election of Director (Proposal One).    Our bylaws provide for a plurality voting standard for the election of directors. The director receiving the highest number of “FOR” votes will be elected as a Class I director. An abstention or a broker non-vote on Proposal One will not have any effect on the election of directors.

Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2022 (Proposal Two).    The affirmative vote of the majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the annual meeting is required for the approval of Proposal Two. An abstention on Proposal Two will have the same effect as a vote “AGAINST” Proposal Two. Brokers will have discretionary authority to vote on this proposal. Accordingly, there will not be any broker non-votes on Proposal Two.

What is the deadline for submitting a proxy?

To ensure that proxies are received in time to be counted prior to the annual meeting, proxies submitted by Internet or by telephone should be received by 11:59 p.m. Eastern Daylight Time on the day before the annual meeting, and proxies submitted by mail should be received by the close of business on the day prior to the date of the annual meeting.

What does it mean if I receive more than one Internet Notice or proxy card?

If you hold your shares in more than one account, you will receive an Internet Notice or proxy card for each account. To ensure that all of your shares are voted, please complete, sign, date and return a proxy card for each account or use the Internet Notice or proxy card for each account to vote by Internet or by telephone. To ensure that all of your shares are represented at the annual meeting, we recommend that you vote every Internet Notice or proxy card that you receive.

How will my shares be voted if I return a blank proxy card or a blank voting instruction card?

If you are a holder of record of shares of our common stock and you sign and return a proxy card or otherwise submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the board of director’s recommendations.

If you hold your shares in street name via a broker, bank or other nominee and do not provide the broker, bank or other nominee with voting instructions (including by signing and returning a blank voting instruction card), your shares:

•	will be counted as present for purposes of establishing a quorum;

•

will be voted in accordance with the broker’s, bank’s or other nominee’s discretion on “routine” matters, which includes only the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal Two); and

•

will not be counted in connection with the election of one Class I director (Proposal One) or any other non-routine matters that are properly presented at the annual meeting. For each of these proposals, your shares will be treated as “broker non-votes.” A broker non-vote will have no impact on the voting results of Proposal One.

Our board of directors knows of no matter to be presented at the annual meeting other than the proposals described in this proxy statement. If any other matters properly come before the annual meeting upon which a vote properly may be taken, shares represented by all proxies received by us will be voted with respect thereto as permitted and in accordance with the judgment of the proxy holders.

Who is making this solicitation and who will pay the expenses?

This proxy solicitation is being made on behalf of our board of directors. All expenses of the solicitation, including the cost of preparing and mailing the Internet Notice or this proxy statement, will be borne by the Company.

Will a stockholder list be available for inspection?

In accordance with Delaware law, a list of stockholders entitled to vote at the annual meeting will be available on the annual meeting website and, for 10 days prior to the annual meeting, at Pyxis Oncology, Inc., 35 Cambridgepark Drive, Cambridge, Massachusetts 02140 between the hours of 8:00 a.m. and 5:00 p.m. Eastern Standard Time.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC, called “householding.” Under this procedure, we send only one proxy statement and one annual report to eligible stockholders who share a single address, unless we have received instructions to the contrary from any stockholder at that address. This practice is designed to eliminate duplicate mailings, conserve natural resources, and reduce our printing and mailing costs. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and receive only one set of proxy materials but would like to request a separate copy of these materials, please contact our mailing agent, Broadridge at www.proxyvote.com, by telephone at 1-800-579-1639 or by email at: sendmaterial@proxyvote.com. Similarly, you may also contact Broadridge if you receive multiple copies of the proxy materials and would prefer to receive a single copy in the future. If you own shares through a bank, broker, or other nominee, you should contact the nominee concerning householding procedures.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE:

ELECTION OF ONE CLASS I DIRECTOR

General

Our board of directors currently consists of five directors, which are divided into three classes with staggered, three-year terms. At the annual meeting, our stockholders will elect one Class I director, whose term will expire at the annual meeting of stockholders to be held in 2025. Each of our current directors continues to serve as a director until the election and qualification of his or her successor, or until his or her earlier death, resignation or removal.

Our board of directors nominated Darren Cline for election to our board of directors as a Class I director at the annual meeting. Mr. Cline currently serves on our board of directors and has consented to be named in this proxy statement. Mr. Cline has agreed to serve as a director, if elected, until the 2025 annual meeting of stockholders and until his successor has been duly elected and qualified or until his earlier resignation or removal.

Information Regarding Nominee and Continuing Directors

The following table sets forth information with respect to our directors, including the nominee for election at the annual meeting:

Name	Age	Director Since	Board Committees

Class I Director – Nominee for Election at the Annual Meeting

Darren Cline	58	September 2021	Audit, Nominating and Corporate Governance (Chair)

Class II Directors – Term Expiring at the 2023 Annual Meeting

Freda Lewis-Hall, M.D.	67	September 2021	Nominating and Corporate Governance

Thomas Civik	53	September 2021	Audit, Compensation (Chair)

Class III Directors – Term Expiring at the 2024 Annual Meeting

Lara Sullivan, M.D.	49	December 2019

John Flavin	53	May 2019	Audit (Chair), Chair of Board, Compensation

Additional biographical descriptions of the nominee and continuing directors are set forth in the text below. These descriptions include the experience, qualifications, qualities and skills that led to the conclusion that each director should serve as a member of our board of directors at this time.

Board Nominee — Class I Director

Darren Cline has served as a member of our board of directors since September 2021. He is presently, President and Chief Executive Officer of Epygenix Therapeutics, Inc., a biopharmaceutical company, since being appointed on March 15, 2022. Prior to this, he served as the U.S. Chief Commercial Officer and member of the Executive Committee for Greenwich Bioscience, the U.S. subsidiary of GW Pharmaceuticals, a British pharmaceutics company, starting in April 2019 through December 2021. Between October 2010 and March 2019, Mr. Cline served as Executive Vice President, Commercial at Seattle Genetics, Inc., a biotechnology company, where he oversaw all marketing, sales, and managed markets. He was directly involved in the commercial build out for the launch of Adcetris, an antibody-based biologic the FDA approved for treatment of certain hematologic cancers and played an integral role driving Adcetris’s continued growth. Prior to Seattle Genetics, between October 2006 and October 2009, Mr. Cline was at Alexion Pharmaceuticals, where he was part of the initial commercial leadership team for the Soliris launch, helping to build out key sales functions. Mr. Cline received his undergraduate degree from San Diego State University and his MBA from Pepperdine University.

The board of directors believes that Mr. Cline is qualified to serve on our board of directors because of his management experience and background in the biotechnology sector.

Continuing Directors – Class II Directors

Freda Lewis-Hall, M.D. has served as a member of our board of directors since September 2021. Starting in November 2019, Dr. Lewis-Hall has served as a director at 1Life Healthcare, Inc. Since January 2019, Dr. Lewis-Hall has also served as Chief Patient Officer and Executive Vice President of Pfizer Inc., a pharmaceutical and biotechnology corporation. From 2009 to January 2019, Dr. Lewis-Hall served as Pfizer’s Chief Medical Officer. Prior to joining Pfizer in 2009, Dr. Lewis-Hall held various senior leadership positions including Chief Medical Officer and Executive Vice President, Medicines Development at Vertex Pharmaceuticals, Inc., from June 2008 to May 2009, and Senior Vice President, U.S. Pharmaceuticals, Medical Affairs for Bristol-Myers Squibb Co. from 2003 to May 2008. Since August 2017, Dr. Lewis-Hall has served on the board of directors of SpringWorks Therapeutics, Inc., a biopharmaceutical company. From December 2014 to May 2017, she served on the board of directors of Tenet Healthcare Corporation, a healthcare services company. Dr. Lewis-Hall earned a B.A. in Natural Sciences from Johns Hopkins University and a M.D. from Howard University College of Medicine.

The board of directors believes that Dr. Lewis-Hall is qualified to serve on our board of directors based on her expertise and experience in the life sciences industry and her leadership experience as a senior executive at various biopharmaceutical companies as well as her educational background.

Thomas Civik has served as a member of our board of directors since September 2021. From April 2020 to May 2021, he served as President, Chief Executive Officer and a member of the board of directors at Five Prime Therapeutics, Inc., a biotechnology company. From November 2017 until September 2019, Mr. Civik served as Chief Commercial Officer of Foundation Medicine, Inc., a genomic profiling and molecular information company. From December 2000 to November 2017, Mr. Civik served in positions of increasing responsibility at Genentech, Inc., or Genentech, most recently serving as Vice President and Franchise Head leading the commercialization efforts for the Avastin®, Tarceva®, Tecentriq®, and Alecensa®, products. From July 1992 to December 2000, he served at Sanofi S.A. in sales and marketing roles of increasing responsibility. Mr. Civik received a M.B.A. in business strategy and marketing from the Kellogg School of Management at Northwestern University and a B.A. in political science from Saint Norbert College.

The board of directors believes that Mr. Civik is qualified to serve on our board of directors because of his extensive commercial expertise and leadership experience at other biotechnology companies.

Continuing Directors – Class III Directors

John Flavin joined us in June 2018 and has served as a member of our board of directors since May 2019. He is one of our co-founders, founding Chairman and an independent director. Since our initial public offering, John serves as a chairman of our board of directors. He is also the Founder and CEO of Portal Innovations, a life sciences venture development engine. Prior to joining us, between April 2018 and February 2020, John was the Chief Financial Officer at Endotronix, Inc., a medical equipment manufacturer. Between September 2013 and April 2018, John was the Head of the Polsky Center for Entrepreneurship and Innovation and the University of Chicago. John has over 20 years of experience in finance, operations, and innovation. John has co-founded and scaled several life sciences companies as President and CFO such as Advanced Life Sciences and MediChem Life Sciences. Mr. Flavin has also co-founded and led transformative life sciences incubators including MATTER and the Polsky Center for Entrepreneurship and Innovation at the University of Chicago. He received his B.S. in Business Administration from Marquette University and his M.B.A. in Finance from Lewis University.

The board of directors believes that Mr. Flavin is qualified to serve on our board of directors because of his extensive expertise and experience in the life sciences industry, knowledge of our operations and his leadership experience in other companies in our industry.

Lara Sullivan, M.D. has served as Chief Executive Officer of Pyxis Oncology since December 2019. Prior to joining us, Dr. Sullivan was a senior advisor from July 2018 to September 2019 at Lara Sullivan BioAdvisory Services, consulting for biotechnology companies. From September 2017 to June 2018, Dr. Sullivan was Founder and President of SpringWorks Therapeutics, a clinical stage biopharmaceutical company spun-out from Pfizer. Between February 2011 and September 2017, Dr. Sullivan was at Pfizer, where she led strategy, competitive intelligence and portfolio operations for the company’s early-stage R&D pipeline. Prior to joining Pfizer, Dr. Sullivan was an associate partner at McKinsey & Company, where she specialized in biopharmaceutical R&D productivity and efficiency. Dr. Sullivan also served as a principal at Paul Capital Partners, where she led due diligence for healthcare investments, and earlier in her career worked in healthcare equity research and healthcare municipal finance at Credit Suisse First Boston. Lara holds a M.D. from the University of Pennsylvania School of Medicine, a M.B.A. from The Wharton School at the University of Pennsylvania, and a B.A. in Comparative Literature from Cornell University.

The board of directors believes believe that Dr. Sullivan is qualified to serve on our board of directors because of her extensive expertise and experience in the life sciences industry, her leadership and management experience and her educational background.

Information Regarding Executive Officers

The biographical information for Lara Sullivan, M.D., our Chief Executive Officer, is set forth above.

Pamela Connealy has served as our Chief Financial Officer since July 2021. From November 2019 to July 2021, Ms. Connealy served as Chief Financial Officer and Chief Human Resources Officer at Immunovant, Inc. a New York based biotechnology company. From August 2018 to November 2019, Ms. Connealy served as the Chief Financial Officer, Chief Operating Officer and Chief Human Resources Officer of Kiva, a San Francisco based nonprofit organization. From April 2014 to June 2018, Ms. Connealy served as Global Head of Talent at the Bill & Melinda Gates Foundation, focusing on talent management, compensation, benefits, and global mobility. From March 2012 to November 2013, she served as Vice President of Business Operations at Salesforce, a software company, and from March 2002 to April 2010, Ms. Connealy served as a Vice President and Corporate Officer at Genentech, a biotechnology company, with roles including Chief Financial Officer of Research & Development, Global Head of Procurement and other Commercial and Technology roles. Ms. Connealy currently serves as a member of the board of directors and Chair of the audit committee of Orchestra BioMed, Inc., a biotechnology company.

Ms. Connealy earned a B.S. in Chemistry from Gannon University and a M.B.A. in Finance from the University of St. Thomas in Houston, Texas.

Jay Feingold, M.D. Ph.D. joined us in September 2021 and serves as our Chief Medical Officer. Prior to joining us, from September 2014 to September 2021, he was the Senior Vice President, Chief Medical Officer and Head of Oncology Clinical Development of ADC Therapeutics SA, a commercial-stage biotechnology company. From 2010 to 2014, he was Vice President of U.S. Medical Affairs and Chairman of the Global Medical Affairs Oversight Committee at Daiichi Sankyo Company, Ltd. From 2007 to 2010, Dr. Feingold was Vice President of Global Oncology Clinical Development and Global Therapy Area Director of Oncology at Wyeth Pharmaceuticals, Inc.

Dr. Feingold holds a B.S. in biology from Stony Brook University and a M.D. and Ph.D. from the Albert Einstein College of Medicine and was trained in pediatrics and pediatric hematology and oncology at the University of California Los Angeles Center for the Health Sciences.

Recommendation of Our Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF DARREN CLINE AS A CLASS I DIRECTOR.

CORPORATE GOVERNANCE

Director Independence

Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors within a specified period after the completion of its initial public offering. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. A director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Additionally, compensation committee members and audit committee members must satisfy additional independence criteria under Nasdaq and SEC rules.

Our board of directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors determined that, with the exception of our Chief Executive Officer, Lara Sullivan, M.D., each member of our board of directors is an “independent director” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq. David Steinberg, who served on the board of directors prior to the completion of our initial public offering in October 2021, was not considered independent. Lucio Iannone Ph.D., Gotham Makker M.D. and Christopher O’Donnell Ph.D, each of whom also served on the board of directors prior to the completion of our initial public offering, were deemed independent. Further, Mark Chin, who served on the board of directors from completion of our initial public offering through April 12, 2022 was deemed independent. In making these determinations, our board of directors reviewed and discussed information provided by the directors and by us with regard to each director’s business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our common stock by each non-employee director and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Leadership Structure of the Board of Directors

Our bylaws and corporate governance guidelines provide our board of directors with flexibility to combine or separate the positions of Chairperson of the board of directors and Chief Executive Officer and/or the implementation of a lead director in accordance with its determination that utilizing one or the other structure would be in the best interests of our Company. Mr. John Flavin currently serves as our Chairman of the board of directors.

As a general policy, our board of directors believes that separation of the positions of Chairman of the Board and Chief Executive Officer reinforces the independence of our board of directors from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of our board of directors as a whole. As such, Dr. Lara Sullivan serves as our Chief Executive Officer and President while Mr. John Flavin serves as our Chairman of the board of directors but is not an officer of our Company. Our board of directors has concluded that our current leadership structure is appropriate at this time. However, our board of directors continues to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Board of Directors’ Role in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. The board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure. Our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our external audit function. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines and risks associated with our governance practices, including those related to emerging topics such as human capital analysis and disclosures and the Company’s environmental, sustainability and governance efforts, progress and disclosures. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Regarding cybersecurity, the board of directors is briefed by management on cybersecurity matters impacting the Company at least twice a year. The company conducts security assessments of its information technology systems and intends to conduct a formal audit of its information security in the next fiscal year. The company carries insurance coverage for cybersecurity events.

Evaluation of the Board of Directors

The board of directors evaluates its performance and the performance of its committees and individual directors on an annual basis through an evaluation process administered by the nominating and corporate governance committee. The board of directors discusses each evaluation to determine what, if any, actions should be taken to improve the effectiveness of the board of directors or any committee thereof or of the directors.

Board Diversity Matrix

The table below provides information regarding certain diversity attributes of our directors as of April 25, 2022, with categories as set forth by Nasdaq Listing Rule 5605(f).

Board Diversity Matrix
Total Number of Directors: 5
	Female	Male	Non-Binary	Did Not Disclose Gender

Gender Identity

Directors	2	3

Demographic Background

African American or Black	1

Alaskan Native or Native American

Asian

Hispanic or Latinx

Native Hawaiian or Pacific Islander

White	1	3

Two or More Races or Ethnicities

LGBTQ+

Did Not Disclose Demographic Background

Meetings of the Board of Directors

Our board of directors held thirteen meetings during the year ended December 31, 2021. During 2021, each person currently serving as a director attended 75% or more of the total number of meetings of the board of directors and each committee of which he or she was a member. Each director is also encouraged and expected to attend the Company’s annual meeting.

Committees of the Board of Directors

Our board of directors has established three standing committees: audit committee, compensation committee and nominating and corporate governance committee. Each committee operates pursuant to a written charter that has been approved by our board of directors. A copy of the current charter for each of the audit committee, compensation committee and nominating and corporate governance committee is available on our website at www.pyxisoncology.com by selecting the “Investors” link and then the “Corporate Governance” link.

The audit committee met four times in 2021, the compensation committee met three times in 2021 and the nominating and corporate governance committee met one time in 2021.

Committee Composition

	Audit Committee	Compensation Committee	Nominating And Corporate Governance Committee
Mark Chin*
Tom Civik
Darren Cline
John Flavin
Freda Lewis-Hall

= Chairperson     = Member

*	Mark Chin resigned the board of directors effective, April 12, 2022.

Audit Committee

Our board of directors has an audit committee and our board of directors has adopted an audit committee charter, which defines the audit committee’s principal functions, including oversight related to:

•	overseeing our corporate accounting and financial reporting processes and our internal controls over financial reporting;

•	evaluating the independent public accounting firm’s qualifications, independence and performance;

•	engaging and providing for the compensation of the independent public accounting firm;

•	pre-approving audit and permitted non-audit and tax services to be provided to us by the independent public accounting firm;

•	reviewing our financial statements;

•	reviewing our critical accounting policies and estimates and internal controls over financial reporting;

•

establishing procedures for complaints received by us regarding accounting, internal accounting controls or auditing matters, including for the confidential anonymous submission of concerns by our employees, and periodically reviewing such procedures, as well as any significant complaints received, with management;

•	discussing with management and the independent registered public accounting firm the results of the annual audit and the reviews of our quarterly financial statements;

•	review and approve any transaction between us and any related person (as defined by the Securities Act) in accordance with the Company’s related party transaction approval policy; and

•	such other matters that are specifically designated to the audit committee by our board of directors from time to time.

Our board of directors has determined that each member of our audit committee is independent within the meaning of Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). Our board of directors has also determined that Mr. Flavin is an “audit committee financial expert” as defined by the applicable SEC rules and has the requisite accounting or related financial management expertise and financial sophistication under the applicable rules and regulations of Nasdaq.

Compensation Committee

Our board of directors has a compensation committee and our board of directors has adopted a compensation committee charter, which defines the compensation committee’s principal functions, including:

•

reviewing and recommending policies relating to compensation and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to compensation of the Chief Executive Officer and other senior officers;

•	evaluating the performance of the Chief Executive Officer and other senior officers in light of those goals and objectives;

•	setting compensation of the Chief Executive Officer and other senior officers based on such evaluations;

•	administering the issuance of options and other awards under our equity-based incentive plans;

•

reviewing and approving, for the Chief Executive Officer and other senior officers, employment agreements, severance agreements, consulting agreements and change in control or termination agreements; and

•	such other matters that are specifically designated to the compensation committee by our board of directors from time to time.

Our board of directors has determined that each member of our compensation committee is independent under the Nasdaq listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

Nominating and Corporate Governance Committee

Our board of directors has a nominating and corporate governance committee and our board of directors has adopted a nominating and corporate governance committee charter. Specific responsibilities of our nominating and corporate governance committee include:

•	identifying and evaluating candidates, including the nomination of incumbent directors for re-election and nominees recommended by stockholders, to serve on our board of directors;

•	considering and making recommendations to our board of directors regarding changes to the size and composition of our board of directors;

•	considering and making recommendations to our board of directors regarding the composition and chairmanship of the committees of our board of directors;

•	instituting plans or programs for the continuing education of our board of directors and orientation of new directors;

•	establishing procedures to exercise oversight of, and oversee the performance evaluation process of, our board of directors and management;

•

developing and making recommendations to our board of directors regarding corporate governance guidelines and matters, including emerging topics such as human capital analysis and disclosures and the Company’s environmental, sustainability and governance efforts, progress and disclosures; and

•	overseeing periodic evaluations of the board of directors’ performance, including committees of the board of directors.

Our board of directors has determined that each member of our nominating and corporate governance committee is independent under the applicable Nasdaq listing standards.

Board Membership Criteria and Nomination Process

The board of directors and the nominating and corporate governance committee will determine the appropriate characteristics, skills and experience for the board of directors as a whole and for its individual members. The board of directors and the nominating and corporate governance committee will consider the minimum general criteria set forth below, and may add any specific additional criteria with respect to specific searches, in selecting candidates and existing directors for service on the board of directors. An acceptable candidate may not fully satisfy all of the criteria, but is expected to satisfy nearly all of them. The board of directors and the nominating and corporate governance committee believe that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics.

In considering candidates, the board of directors and the nominating and corporate governance committee intend to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of Pyxis Oncology, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. The board of directors and the nominating and corporate governance committee review candidates for director nomination in the context of the current composition of the board of directors, the operating requirements of Pyxis Oncology and the long-term interests of our stockholders. In conducting this assessment, the board of directors and the nominating and corporate governance committee consider diversity, age, skills, and such other factors as it deems appropriate given the current needs of the board of directors and Pyxis Oncology to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the board of directors and the nominating and corporate governance committee review such directors’ overall service to Pyxis Oncology during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the board of directors and the nominating and corporate governance committee also determine whether the nominee must be independent for purposes of any stock exchange on which any of Pyxis Oncology’s capital stock is listed.

The nominating and governance committee will consider director candidates recommended by our stockholders and will apply the same standards in considering director candidates recommended by stockholders as it applies to other candidates. Once the nominating and governance committee receives a recommendation from a stockholder, it may request additional information from the candidate about the candidate’s independence, qualifications and other information that would assist the committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in the Company’s proxy statement, if nominated.

Stockholders may also directly nominate a candidate for director pursuant to the advance notice provisions of our bylaws. For more information, please see the section entitled “Stockholder Proposals and Nominations.”

Changes in Board of Directors Member Criteria

The board of directors and Pyxis Oncology wish to maintain a board of directors composed of members who can productively contribute to the success of Pyxis Oncology. From time to time, the board of directors and/or the nominating and corporate governance committee may change the criteria for board of directors membership to maximize the opportunity to achieve this success. When this occurs, the board of directors and the nominating and corporate governance committee will evaluate existing members according to the new criteria. The board of directors may ask a director who no longer meets the complete criteria for board membership to adjust his or her committee assignments or resign from the board of directors.

Term Limits and Retirement Age

The board of directors does not believe it should limit the number of terms for which an individual may serve as a director or set a fixed retirement age. Directors who have served on the board of directors for an extended period of time are able to provide continuity and valuable insight into Pyxis Oncology, our operations and prospects based on their experience with, and understanding of, our history, policies and objectives. The board of directors believes that, as an alternative to term limits and retirement policies, it can ensure that the board of directors continues to evolve and adopt new ideas and viewpoints through the director nomination process described above.

Succession Planning

The nominating and corporate governance committee develops and periodically reviews with the Chief Executive Officer our plan for succession to the offices of our executive officers and makes recommendations to the board of directors with respect to the selection of appropriate individuals to succeed to these positions.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2021, none of the members of our compensation committee is or has been an officer or employee of us or any of our subsidiaries. In addition, none of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our compensation committee.

Corporate Governance Guidelines

The board of directors has adopted our Corporate Governance Guidelines which provide the framework for our corporate governance along with our amended and restated certificate of incorporation, bylaws, committee charters and other key governance practices and policies. Our Corporate Governance Guidelines cover a wide range of subjects, including the conduct of board meetings, independence and selection of directors, board membership criteria, and board committee composition. The Corporate Governance Guidelines are available on our website at www.pyxisoncology.com by selecting the “Investors” link and then the “Corporate Governance” link.

Code of Business Conduct and Ethics

We have adopted a code of conduct applicable to our principal executive, financial and accounting officers and all persons performing similar functions. Our code of conduct is available on our principal corporate website at www.pyxisoncology.com.

Prohibition on Hedging and Pledging of Company Securities

The Company has a policy that prohibits officers, directors and employees from engaging in hedging transactions, such as the purchase or sale of puts or calls, or the use of any other derivative instruments. Officers, directors and employees of the Company are also prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Stockholder Communications

Any stockholder or other interested party who wishes to communicate with our board of directors or any individual director may send written communications to our board of directors or such director c/o Corporate Secretary, Pyxis Oncology, Inc., 35 Cambridgepark Drive, Cambridge, Massachusetts 02140. The communication must include the stockholder’s name, address and an indication that the person is our stockholder. The Corporate Secretary will review any communications received from stockholders and will forward such communications to the appropriate director or directors, or committee of our board of directors, based on the subject matter.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our audit committee has the primary responsibility for the review, approval and oversight of any “related parson transaction,” which is any transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships) in which we are, were or will be a participant and the amount involved exceeds $120,000, and in which the related person has, had or will have a direct or indirect material interest. We adopted a written related party transaction policy in connection with our initial public offering. Under our related party transaction policy, our management will be required to submit any related person transaction not previously approved or ratified by our audit committee to our audit committee. In approving or rejecting the proposed transactions, our audit committee will take into account all of the relevant facts and circumstances available.

A related person transaction does not include the compensation arrangements with our directors and executive officers that are described elsewhere in this proxy statement. The related party transactions described below have all been approved pursuant to the Company’s existing related party transaction policy.

Series B Convertible Preferred Stock Financing

In March 2021, we issued a total of 104,812,248 shares of our Series B Convertible Preferred Stock for $1.6458 per share. 92,356,299 of the shares were issued to new and existing stockholders generating $151.6 million in proceeds, net of issuance costs, 12,152,145 shares were issued to Pfizer, Inc. (“Pfizer”) as part of the $20.0 million license expenses under the a license agreement, as amended, (the “Pfizer License Agreement”) for worldwide development and commercialization rights to two of Pfizer’s proprietary ADC product candidates (now referred to as PYX-201 and PYX-203), as well as other ADC product candidates directed to the licensed targets and 303,804 shares were issued to LegoChem Biosciences, Inc. (“LegoChem”) as part of the $0.5 million research and development expenses under the opt-in, investment and additional consideration agreement with LegoChem (the “Opt-In Agreement”). Each 6.359 shares of Series B Convertible Preferred Stock was automatically converted into one share of common stock upon the completion of our initial public offering.

The participants in the Series B Convertible Preferred Stock financing included certain beneficial owners of more than 5% of our capital stock and entities affiliated with certain of our directors, as set forth in the table below:

Related Party	Shares of Series B Convertible Preferred Stock (Prior to conversion to common stock)
Entities affiliated with Pfizer Inc.(1)	18,228,217
Perceptive Life Sciences Master Fund, Ltd.	9,721,716
Arix Bioscience Holdings Limited(2)	9,114,109
Entities affiliated with RTW Investments(3)	9,114,109
Entities affiliated with RA Capital	8,202,698
Bayer World Investments B.V.(4)	6,076,072
Longwood Fund IV, L.P.(5)	2,551,950

(1)

Pfizer Inc. and Pfizer Ventures (US) LLC are collectively holders of 5% or more of our capital stock. Christopher O’Donnell, Ph.D., is a Partner at Pfizer Ventures and was a member of our board of directors prior to the completion of our initial public offering.

(2)

Arix Bioscience Holdings Limited was a holder of 5% or more of our capital stock at the time of the Series B Convertible Preferred Stock financing. Mark Chin is a Managing Director at Arix Bioscience, an entity affiliated Arix Bioscience Holdings Limited, and was a member of our board of directors since our initial public offering through April 12, 2022.
(3)

RTW Innovation Master Fund, Ltd., RTW Master Fund, Ltd. and RTW Venture Fund Limited. (the “RTW Entities”) are collectively holders of 5% or more of our capital stock. Gotham Makker is the head of Strategic Investments for RTW Investments, LP, which is the manager of RTW Master Fund, Ltd., RTW Venture Fund Limited and RTW Innovation Master Fund, and was a member of our board of directors prior to the completion of our initial public offering.

(4)

Bayer World Investments B.V. is a holder of 5% or more of our capital stock. Lucio Iannone, Ph.D. is an investor at Leaps by Bayer, an entity affiliated Bayer World Investments B.V., and was a member of our board of directors prior to the completion of our initial public offering.

(5)	Longwood Fund IV, L.P. was a holder of 5% or more of our capital stock at the time of the Series B Convertible Preferred Stock financing.

Amended and Restated Investor Rights Agreement

In March 2021, in connection with the closing of our Series B convertible preferred stock financing, we entered into an Amended and Restated Investor Rights Agreement with certain holders of our capital stock, including with certain beneficial owners of more than 5% of our capital stock and entities affiliated with certain of directors. The Amended and Restated Investor Rights Agreement provides for certain registration rights which survived the completion of our initial public offering, as more fully described in the registration statement filed in connection with our initial public offering.

Pfizer, Inc. License Agreement

In December 2020, we entered into a license agreement with Pfizer, which was amended and became effective for the Company in March 2021. Pursuant to this agreement, we incurred a combined $25.0 million, consisting of an upfront fee equal to a cash payment of $5.0 million and the issuance of 12,152,145 shares of Series B Convertible Preferred Stock, with a value of $20.0 million in 2021 to Pfizer and are obligated to pay future contingent payments and royalties.

DIRECTOR COMPENSATION

In connection with our initial public offering, the board of directors engaged Pearl Meyer & Partners, LLC, an independent compensation consultant, to provide advice on non-employee director compensation. Based on such review, the board of directors approved the following non-employee director compensation program:

•	Annual Board Cash Retainer: $30,000

•	Committee Member Cash Retainers:

•	Audit Committee: $7,500

•	Compensation Committee: $5,000

•	Nominating & Governance Committee: $4,000

•	Additional Committee Chair Cash Retainers:

•	Audit Committee: $15,000

•	Compensation Committee: $10,000

•	Nominating & Governance Committee: $8,000

•	Additional Chairman of the Board Cash Retainer: $30,000

In addition, our non-employee directors are eligible to receive an annual option award and an option award at the time the director joins our board of directors. The annual stock option award is expected to have a grant date fair value expected not to exceed $270,000, while the sign-on stock option award granted at the time of initial public offering had a grant date fair value of approximately $540,000.

In connection with the adoption of the non-employee director compensation program, our board of directors granted a pre-offering stock option award with respect to 15,725 shares of our common stock to each of Messrs. Chin, Civik, Cline and Flavin and Ms. Lewis-Hall, which options will vest one-third on the first anniversary of the commencement of their service on our board of directors and then in 24 equal monthly installments over the next two years, subject to the director’s continued service through the applicable vesting date. In addition, in connection with our initial public offering, each non-employee director received a stock option award with respect to 42,191 shares of our common stock. These stock options vest as to 1/3 of the shares subject to the option on the date of each annual stockholder meeting following the grant date, subject to the director’s continued service through the applicable vesting date.

Fiscal 2021 Director Compensation Table

The following table sets forth information for the fiscal year ended December 31, 2021 regarding the compensation awarded to, earned by or paid to our non-employee directors. Dr. Sullivan also serves as a member of our board of directors but does not receive any additional compensation for her service on our board of directors. Please see the “2021 Summary Compensation Table” for a summary of the compensation Dr. Sullivan received for her service as our Chief Executive Officer during 2021.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
John Flavin	$72,956	—	$624,445	—	$697,401
Mark Chin(2)	$14,318	—	$624,445	—	$638,763
Thomas Civik	$19,274	—	$624,445	—	$643,719
Darren Cline	$18,173	—	$624,445	—	$642,618
Freda Lewis-Hall	$12,482	—	$624,445	—	$636,927
Lucio Iannone, Ph.D.(3)	—	—	—	—	—
Gotham Makker, M.D.(3)	—	—	—	—	—
Christopher O’Donnell Ph.D. (3)	—	—	—	—	—
David Steinberg(3)	—	—	—	—	—

(1)

Amounts reported in this column reflect the aggregate grant date fair value of stock options awarded in 2021, computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in Note 12 – Stock-Based Compensation to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. This amount does not reflect the actual economic value that may be realized by our directors. As of December 31, 2021, each individual who served as a non-employee director during 2021 held the following stock option awards as of December 31, 2021: Mr. Flavin, 57,916 stock options; Mr. Chin, 57,916 stock options; Mr. Civik, 57,916 stock options; Mr. Cline, 57,916 stock options; Ms. Lewis-Hall, 57,916 stock options; Dr. Iannone, 0 stock options; Dr. Makker, 0 stock options; Dr. O’Donnell, 0 stock options; and Mr. Steinberg, 0 stock options. Additionally, as of December 31, 2021, Mr. Flavin and Mr. Steinberg have unvested restricted stock awards with respect to 39,662 and 116,561 shares, respectively, acquired pursuant to restricted stock purchase agreements with the Company.

(2)	Mark Chin resigned from our board of directors, effective April 12, 2022.
(3)

David Steinberg, Lucio Iannone Ph.D., Gotham Makker M.D. and Christopher O’Donnell Ph.D. resigned from our board of directors immediately prior to our initial public offering and did not receive any compensation for their service during 2021.

EXECUTIVE COMPENSATION

The following is a discussion and analysis of compensation arrangements of our named executive officers. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

Overview

Our current executive compensation program is intended to align executive compensation with our business objectives and to enable us to attract, retain and reward executive officers who contribute to our long-term success. The compensation paid or awarded to our executive officers is generally based on the assessment of each individual’s performance compared against the business objectives established for the fiscal year as well as our historical compensation practices. In the case of newly hired executive officers, their compensation is primarily determined based on the negotiations of the parties as well as our historical compensation practices. For 2021, the material elements of our executive compensation program were base salary, annual cash bonuses and equity-based compensation in the form of stock options and, in the case of one of our named executive officers, restricted stock units (“RSU”). In connection with our initial public offering, our board of directors engaged Pearl Meyer & Partners, LLC, an independent compensation consultant, to assist it in its evaluation of our executive compensation program.

This section provides a discussion of the compensation paid or awarded to our Chief Executive Officer and our two other most highly compensated executive officers as of December 31, 2021. We refer to these individuals as our “named executive officers.” For 2021, our named executive officers were:

•	Lara Sullivan, M.D., Chief Executive Officer;

•	Pamela Connealy, Chief Financial Officer; and

•	Jay Feingold, M.D., Ph.D., Chief Medical Officer.

Compensation of Named Executive Officers

Base Salary. Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of our executive compensation program. The relative levels of base salary for our named executive officers are designed to reflect each executive officer’s functional specialty and scope of responsibility and accountability with us. In connection with our initial public offering, the Company entered into an amended employment letter agreement with Dr. Sullivan which increased her annual base salary to $565,000. The base salaries for Ms. Connealy and Dr. Feingold were set at the time they joined the Company at $430,000 and $500,000, respectively. Please see the “Salary” column in the 2021 Summary Compensation Table for the base salary amounts earned by the named executive officers in 2021.

Annual Cash Bonuses. Historically, we have provided our senior leadership team with short-term incentive compensation through our annual cash bonus plan. Annual bonus compensation holds executives accountable, rewards the executives based on actual business results and helps create a “pay for performance” culture. Our annual cash bonus plan provides cash incentive award opportunities for the achievement of annual performance goals established by our board of directors at the beginning of each fiscal year.

The payment of awards under the 2021 annual cash bonus plan applicable to the named executive officers was subject to the attainment of corporate goals for our Chief Executive Officer and a combination of corporate and individual goals, weighted 70% and 30%, respectively, for our other named executive offices. The corporate component of the annual cash bonus plan was determined based on a number of goals relating to (i) development of our product pipeline, weighted 55% with a stretch goal of up to 10%, (ii) business development and finance objectives, weighted 30% with a stretch goal of up to 10% and (iii) organization and operations goals, weighted 15%. The individual goals for Ms. Connealy and Dr. Feingold were pre-established goals determined based on their functional areas of responsibility.

In connection with our initial public offering, we entered into an amended employment letter agreement with Dr. Sullivan which increased the amount of her target annual bonus from 40% of base salary to 55% of base salary. Ms. Connealy’s and Dr. Feingold’s bonus target, as a percentage of base salary, were established at the time they joined the Company. The 2021 target bonus, as a percentage of base salary, was 55% for Dr. Sullivan, 40% for Ms. Connealy and 45% for Dr. Feingold. Based on our 2021 performance, our compensation committee awarded payouts under our annual cash bonus program in a total payout of 110% of the target bonus opportunity. Please see the “Non-Equity Incentive Compensation” column in the 2021 Summary Compensation Table for the amount of annual bonuses earned by each named executive officer in 2021.

Stock Options. To further align the interests of our executive officers with the interests of our stockholders and to further focus our executive officers on our long-term performance, we have historically granted equity compensation in the form of stock options. Stock options granted to the named executive officers generally vest 25% on the one-year anniversary of the vesting commencement date and then in 36 equal monthly installments over the next three years. Stock option awards granted prior to our initial public offering allowed option exercise prior to vesting to receive restricted stock subject to the same vesting conditions as the option.

In January 2021, our board of directors amended the vesting schedules applicable to the stock options held by Dr. Sullivan. Under the original vesting schedule applicable to her options, Dr. Sullivan’s options were to vest 25% on the one-year anniversary of the vesting commencement date and in 48 equal monthly installments thereafter, subject to Dr. Sullivan’s continued service through the applicable vesting date. Under the amended vesting schedule, Dr. Sullivan’s options will vest 25% on the one-year anniversary of the vesting commencement date and then in 36 equal monthly installments thereafter, subject to Dr. Sullivan’s continued service through the applicable vesting date.

Dr. Sullivan received option grants in March 2021 with respect to 990,461 shares, vesting in 48 monthly installments based on the recipient’s continued service through the applicable vesting date. In addition, Dr. Sullivan was granted options with respect to 61,825 shares in September 2021, which vest 25% on the one-year anniversary of the date of the closing of the initial public offering and then in 36 equal monthly installments over the next three years. Dr. Sullivan’s amended employment letter agreement provided that, on the day before the first to occur of the date on which (i) the Company has registered a class of securities pursuant to Section 12(b) or subject to Section 15(d) of the Exchange Act, or (ii) the Company is subject to the periodic and current reporting requirements of Section 13 or 15(d) of the Exchange Act, Dr. Sullivan would be granted an option award with respect to a number of shares of our common stock such that the aggregate number of shares subject to such option and the option awards previously granted to Dr. Sullivan would equal 6% of the total outstanding shares of the Company as of such date, on a fully diluted basis. Two-thirds of the shares subject to such option are scheduled to vest 25% on the first anniversary of the grant date and in 36 equal monthly installments thereafter and one-third of the shares is scheduled to vest on the fourth anniversary of the grant date. On October 7, 2021, Dr. Sullivan received this option grant with respect to 962,289 shares of the Company’s common stock.

Under the terms of Ms. Connealy’s employment letter agreement, Ms. Connealy received an option to purchase 1.25% of shares of the Company’s common stock (the “Initial Option Grant”), aggregated to 322,265 stock options, vesting 25% on the first anniversary of Ms. Connealy’s start date, and thereafter in 36 equal, monthly installments, subject to her continued employment through the applicable vesting date. In addition, the letter agreement provided that on the 60th day following the first to occur of the date on which (i) the Company has registered a class of securities pursuant to Section 12(b) or subject to Section 15(d) of the Exchange Act, or (ii) the Company is subject to the periodic and current reporting requirements of Section 13 or 15(d) of the

Exchange Act (each such date, the “Measurement Date”), Ms. Connealy would be granted an additional option to purchase the number of shares of Company common stock such that the number of shares subject to this option plus the number of shares subject to the Initial Option Grant will equal 1% of the total outstanding shares of the Company on the Measurement Date (the “Additional Option Grant”), subject to a Market Cap Limitation described below. The term “Market Cap Limitation” means, if the Measurement Date is on or before the nine-month anniversary of Ms. Connealy’s employment commencement date, a Market Cap (as defined below) of $1,000,000,000, or if the Measurement Date is after the nine-month anniversary of the employment commencement date, a Market Cap of $2,000,000,000. The term “Market Cap” means, as calculated on a daily basis during the 60-day period ending on the Measurement Date, the averages of the closing per share price of the Company’s common stock multiplied by the number of outstanding shares of the Company as of such day. If the Company exceeds the applicable Market Cap Limitation, then the Additional Option Grant will be reduced (if any) so that the Black-Scholes value of the Initial Option Grant and the Additional Option Grant is equal to 1% of the applicable Market Cap Limitation. Any Additional Option Grant will vest on the same basis as the Initial Option Grant. On December 6, 2021, Ms. Connealy received the Additional Option Grant with respect to 52,944 shares of the Company’s common stock. In addition, Ms. Connealy was granted options with respect to 10,304 shares in September 2021, which vest 25% on the one-year anniversary of the date of the closing of the initial public offering and then in 36 equal monthly installments over the next three years.

Under the terms of Dr. Feingold’s employment letter agreement, in connection with his commencement of employment, he was granted an option to purchase 157,257 shares of our common stock, which option will vest 25% on the first anniversary of his start date and in 36 equal monthly installments thereafter. In addition, pursuant to his employment letter agreement, Dr. Feingold was also granted a RSU award with a grant date fair value of $700,000 at the time of the Company’s initial public offering, which award will vest 25% on the first anniversary of his start date and in 36 equal monthly installments thereafter. As a result, on October 7, 2021, Dr. Feingold received an RSU with respect to 43,750 shares of our common stock, vesting 25% on September 13, 2022 and in 36 equal monthly installments thereafter. In addition, Dr. Feingold’s letter agreement also provided that, on the day before the first to occur of the date on which (i) the Company had registered a class of securities pursuant to Section 12(b) or subject to Section 15(d) of the Exchange Act, or (ii) the Company was subject to the periodic and current reporting requirements of Section 13 or 15(d) of the Exchange Act, Dr. Feingold would be granted an option award with respect to a number of shares of our common stock such that the aggregate number of shares subject to such option and the option and RSU awards previously granted to Dr. Feingold would equal 1.7% of the total outstanding shares of the Company as of such date, on a fully diluted basis. As a result, on October 7, 2021, Dr. Feingold received an option to purchase 436,929 shares of our common stock, vesting 25% on September 13, 2022 and in 36 equal monthly installments thereafter. In addition, Dr. Feingold was granted options with respect to 17,517 shares in September 2021, which vest 25% on the one-year anniversary of the date of the closing of the initial public offering and then in 36 equal monthly installments over the next three years.

Please see the Outstanding Equity Awards at 2021 Fiscal Year-End table for a summary of the equity awards held by each named executive officer as of December 31, 2021.

2021 Summary Compensation Table

The following table shows information regarding the compensation of our named executive officers for services performed in the year ended December 31, 2021 and, to the extent required by applicable SEC disclosure rules, the year ended December 31, 2021:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Lara Sullivan, M.D., Chief Executive Officer	2021	$565,000	—	—	$16,361,511	$341,825	—	$17,268,336
	2020	$375,000	—	—	—	$180,000	—	$555,000
Pamela Connealy (4) Chief Financial Officer	2021	$195,453	—	—	$2,268,661	$252,500	$18,750	$2,735,364
Jay Feingold, M.D., Ph.D. (4) Chief Medical Officer	2021	$151,515	—	$700,000	$6,603,508	$255,075	—	$7,710,098

(1)

Amounts reported in these columns for 2021 reflect the aggregate grant date fair value of RSU and stock options awarded in 2021, computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. The grant date fair value for the RSUs was calculated based on our initial public offering price. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 12 – Stock-Based Compensation to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. This amount does not reflect the actual economic value that may be realized by the named executive officers.

(2)

Amounts reported in this column for 2021 represent annual incentive bonuses that were paid based on the achievement of corporate and, in the case of Ms. Connealy and Dr. Feingold, individual performance goals in 2021. Please see the description above under “Annual Cash Bonuses” for further information regarding the 2021 bonuses.

(3)	In the case of Ms. Connealy, $18,750 in consulting fees paid to Ms. Connealy prior to her commencing employment with the Company.
(4)	Ms. Connealy and Dr. Feingold joined the Company in 2021 and were not named executive officers prior to 2021.

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table presents information regarding the outstanding equity awards held by each of the named executive officers as of December 31, 2021.

	Option Awards						Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Lara Sullivan, M.D.	12/06/2019		—	—	—	—	149,395	(1)	$1,638,863
	3/30/2021	(3)	495,230	495,231	$5.34	3/30/2031	—		—
	9/14/2021	(4)	—	61,825	$8.71	9/14/2031	—		—
	10/7/2021	(5)	—	962,289	$16.00	10/7/2031	—		—
Pamela Connealy	7/31/2021	(6)	—	322,265	$8.71	7/30/2031	—		—
	9/15/2021	(4)	—	10,304	$8.71	9/14/2031	—		—
	12/6/2021	(7)	—	52,944	$9.64	12/5/2031	—		—
Jay Feingold, M.D., Ph.D.	9/13/2021	(8)	—	157,257	$8.71	8/15/2031	—		—
	9/15/2021	(4)	—	17,517	$8.71	9/14/2031	—		—
	10/7/2021	(8)	—	436,929	$16.00	10/7/2031	—		—
	10/7/2021	(9)	—	—	—	—	43,750		$479,938

(1)

The shares were acquired upon the early exercise of an option and vest 25% on the one-year anniversary of December 2, 2020 and then in 36 monthly installments over the next three years, subject to the named executive officer’s continued employment through the applicable vesting date.

(2)	The market value of shares that have not vested reflects a stock price of $10.97, our closing stock price on December 31, 2021, the last trading day of fiscal year 2021.
(3)	These stock options vest in 48 substantially-equal monthly installments beginning January 2, 2020, subject to the named executive officer’s continued employment through the applicable vesting date.
(4)

These stock options vest 25% on the first anniversary of the closing of the initial public offering, and then in 36 substantially-equal monthly installments thereafter, subject to the named executive officer’s continued employment through the applicable vesting date.

(5)

Two-thirds of these stock options vest 25% on the first anniversary of the grant date, and then in 36 substantially-equal monthly installments thereafter, and one-third of these stock options vest in full on the fourth anniversary of the grant date, in each case, subject to the named executive officer’s continued employment through the applicable vesting date.

(6)

These stock options vest 25% on the first anniversary of the grant date, and then in 36 substantially-equal monthly installments thereafter, subject to the named executive officer’s continued employment through the applicable vesting date.

(7)

These stock options vest 25% on July 19, 2022, and then in 36 substantially-equal monthly installments thereafter, subject to the named executive officer’s continued employment through the applicable vesting date.

(8)

These stock options vest 25% of the first anniversary of September 13, 2021, and then in 36 substantially-equal monthly installments thereafter, subject to the named executive officer’s continued employment through the applicable vesting date.

(9)

RSUs vest 25% of the first anniversary of September 13, 2021, and then in 36 substantially-equal monthly installments thereafter, subject to the named executive officer’s continued employment through the applicable vesting date.

Employment Agreements, Severance and Change in Control Agreements

Lara Sullivan, M.D.

We entered into an employment letter agreement with Dr. Sullivan in October 2019, which agreement was subsequently amended in September 2021 in connection with our initial public offering. Under the terms of the amended letter agreement, in the event that Dr. Sullivan is terminated by us for any reason other than for “cause” or she terminates her employment for “good reason,” she will be entitled to receive, upon execution and effectiveness of a release of claims, base salary for a period of twelve (12) months and up to twelve (12) months of continued health insurance coverage at the Company’s expense. In addition, in the event of termination by us for any reason other than for “cause” or due to good reason within three (3) months before or twelve (12) months following a change of control of the Company, subject to the execution and non-revocation of a release of claims, (i) Dr. Sullivan will receive a cash payment in an amount equal to the sum of twelve (12) months’ base salary and Dr. Sullivan’s target annual bonus, payable in a lump sum unless required to be paid in installments to comply with Section 409A of the Code, (ii) up to twelve (12) months of continued health insurance coverage at the Company’s expense, and (iii) any unvested portions of the option awards granted to Dr. Sullivan on December 6, 2019 and March 2021 (the “Initial Equity Awards”) will immediately vest in full on the date of termination. Dr. Sullivan’s amended letter agreement also provides for any unvested portion of the Initial Equity Awards to fully vest in the event of a change in control in which neither the Company nor its successor entity (if applicable) assumes, substitutes or continues the unvested portion of such award. In the event that we terminate Dr. Sullivan with cause or she resigns without good reason, then she will not be entitled to receive severance benefits. Dr. Sullivan’s letter agreement also contains IP assignment obligations.

Pamela Connealy

In connection with her appointment to the position of Chief Financial Officer, the Company and Ms. Connealy entered into an employment letter agreement setting forth the initial terms of her employment with the Company. Under the terms of the letter agreement, in the event that Ms. Connealy is terminated by us without “cause” or due to disability or she terminates her employment for “good reason,” she will be entitled to receive, upon execution and effectiveness of a release of claims, base salary for a period of nine (9) months and up to nine (9) months of COBRA premiums. In addition, in the event of termination by the Company for any reason other than for cause or Ms. Connealy’s resignation due to good reason within three (3) months before or twelve (12) months following a change of control of the Company, Ms. Connealy will receive a lump sum payment equal to twelve (12) months of base salary plus Ms. Connealy’s target annual bonus, payable in a single lump sum on the 60th day following such termination of employment, and up to twelve (12) months of COBRA premiums Under the terms of the letter agreement, if the payments and benefits to Ms. Connealy under the letter agreement or another plan, arrangement or agreement would subject her to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such payments will be reduced by the minimum amount necessary to avoid such excise tax, but only if such reduction will result in Ms. Connealy receiving a higher net after-tax amount.

Jay Feingold, M.D., Ph.D.

In connection with his appointment to the position of Chief Medical Officer, the Company and Dr. Feingold entered into an employment letter agreement setting forth the initial terms of his employment with the Company. Under the terms of the letter agreement, in the event that Dr. Feingold is terminated by us for any reason other than for “cause” or he terminates his employment for “good reason,” he will be entitled to receive, upon execution and effectiveness of a release of claims, base salary for a period of nine (9) months and up to nine (9) months of continued health insurance coverage at the Company’s expense. In addition, in the event of termination by us for any reason other than for “cause” or due to good reason within three (3) months before or twelve (12) months following a change of control of the Company, subject to the execution and non-revocation of a release of claims, (i) Dr. Feingold will receive a cash payment in an amount equal to the sum of twelve (12) months’ base salary and Dr. Feingold’s target annual bonus, payable in a lump sum unless required to be paid in installments to comply with Section 409A of the Code, (ii) up to twelve (12) months of continued health insurance coverage at the Company’s expense, and (iii) all unvested equity awards will immediately vest in full on the date of termination. Dr. Feingold’s letter agreement also provides for any unvested equity award to fully vest in the event of a change in control in which neither the Company nor its successor entity (if applicable) assumes, substitutes or continues the unvested portion of such award. In the event that we terminate Dr. Feingold with cause or he resigns without good reason, then he will not be entitled to receive severance benefits. Under the terms of the letter agreement, if the payments and benefits to Dr. Feingold under the letter agreement or another plan, arrangement or agreement would subject him to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such payments will be reduced by the minimum amount necessary to avoid such excise tax, but only if such reduction will result in Dr. Feingold receiving a higher net after-tax amount. Dr. Feingold’s letter agreement also contains IP assignment and non-solicitation obligations.

Retirement Plan

We maintain the Pyxis Oncology 401(k) Plan, a qualified 401(k) savings plan, which allows participants to defer from 0% to 100% of cash compensation up to the maximum amount allowed under Internal Revenue Service guidelines. We do not provide any matching or company contributions to the plan for 2021. Participants are always vested in their contributions to the plan.

Compensation Risk Assessment

We conducted an assessment of the risks associated with our compensation practices and policies, and determined that risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us. In conducting the assessment, we undertook a review of our compensation philosophies, our compensation governance structure and the design and oversight of our compensation programs. Overall, we believe that our programs include an appropriate mix of fixed and variable features, and short- and long-term incentives with compensation-based goals aligning with corporate goals.

PROPOSAL TWO:

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING

DECEMBER 31, 2022

Our board of directors and the audit committee are asking our stockholders to ratify the appointment by the audit committee of Ernst & Young LLP (“EY”), as the independent public accounting firm to conduct the audit of our financial statements for the fiscal year ending December 31, 2022. Stockholder ratification of such selection is not required by our bylaws or any other applicable legal requirement. However, our board of directors is submitting the selection of EY to our stockholders for ratification as a matter of good corporate governance.

In the event our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to continue to retain EY for the fiscal year ending December 31, 2022. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee believes that such a change should be made.

EY has audited our financial statements since 2021. A representative of EY is expected to be present at the annual meeting, and will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate stockholder questions.

Principal Accountant Fees and Services

We were billed by EY in the years ended December 31, 2021 and 2020 as follows:

	Years Ended December 31,
	2021	2020
Audit fees	$1,348,000	$175,500
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—

Total fees	$1,348,000	$175,500

Audit fees above are professional services associated with the audit of our financial statements and the filing of our registration statements. There are no audit-related or tax fees billed by EY in years ended December  31, 2021 and 2020.

Determination of Independence

In considering the nature of the services provided by our independent registered public accounting firm, the audit committee determined that such services are compatible with the provision of independent audit services. The audit committee discussed these services with our independent registered public accounting firm and our management to determine that they are permitted under the rules and regulations concerning auditor independence.

Additional information concerning the audit committee and its activities can be found under the headings: “Committees of the Board of Directors” and “Audit Committee Report.”

Pre-Approval Policy

According to policies adopted by the audit committee and ratified by our board of directors, to ensure compliance with the SEC’s rules regarding auditor independence, all audit and non-audit services to be provided by our independent registered public accounting firm must be pre-approved by the audit committee. Preapproval may also be given as part of the audit committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the audit committee’s members, but the decision must be reported to the full audit committee at its next scheduled meeting.

The audit committee approved one hundred percent (100%) of all services provided by EY during the years ended December 31, 2021 and 2020. The audit committee has considered the nature and amount of the fees billed by EY and believes that the provision of the services for activities unrelated to the audit is compatible with maintaining EY’s independence.

Recommendation of Our Board of Directors and Audit Committee

OUR BOARD OF DIRECTORS AND OUR AUDIT COMMITTEE UNANIMOUSLY RECOMMEND THAT OUR STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER  31, 2022.

Audit Committee Report

The audit committee oversees our independent registered public accounting firm and assists our board of directors in fulfilling its oversight responsibilities on matters relating to our accounting and financial reporting processes, the integrity of our financial statements, our compliance with legal and regulatory requirements and the independent registered public accounting firm’s qualifications and independence by meeting regularly with the independent registered public accounting firm and financial management personnel. Management is responsible for the preparation, presentation and integrity of our financial statements.

In fulfilling its oversight responsibilities, the audit committee:

•	reviewed and discussed our financial statements as of and for the fiscal year ended December 31, 2021 with management and Ernst & Young LLP our independent registered public accounting firm;

•	discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC;

•	received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board; and

•	discussed the independence of Ernst & Young LLP with that firm.

Based on the audit committee’s review and discussions noted above, the audit committee recommended to our board of directors, and our board of directors approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC. The audit committee also appointed Ernst & Young LLP as our independent registered public accounting firm for fiscal year ending December 31, 2022.

Submitted by the audit committee of our board of directors:

John Flavin, Chair

Thomas Civik

Darren Cline

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of the record date:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of the record date, through the exercise of any option, warrant or other right. In computing the percentage beneficial ownership of a person, common stock not outstanding and subject to options, warrants or other rights held by that person that are currently exercisable or exercisable within 60 days of the record date are deemed outstanding for purposes of calculating the percentage ownership of that person, but are not deemed outstanding for computing the percentage ownership of any other person. Subject to the foregoing, percentage of beneficial ownership is based on 32,811,959 shares of common stock outstanding as of the record date.

To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is c/o Pyxis Oncology, Inc., 35 Cambridgepark Drive, Cambridge, Massachusetts 02140.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Shares of Common Stock Beneficially Owned
5% Stockholders:
Entities affiliated with Pfizer Inc.(1)	2,991,522	9.1%
Bayer World Investments B.V.(2)	2,742,338	8.4%
Entities affiliated with RA Capital(3)	2,282,173	7.0%
Entities affiliated with RTW Investments(4)	2,120,760	6.5%

Directors and Named Executive Officers:
Lara Sullivan, M.D.(5)	558,165	1.7%
Pamela Connealy	—	—
Jay Feingold, M.D., Ph.D.	—	—
John Flavin(6)	147,813	*
Freda Lewis-Hall, M.D.	—	—
Thomas Civik	15,700	*
Darren Cline	10,000	*
All executive officers, named executive officers and directors as a group (7 persons)(7)	731,678	2.2%

*	Indicates beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)

Based solely on a Schedule 13G filed on February 11, 2022 by Pfizer Inc. (“Pfizer”) and Pfizer Ventures (US) LLC (“PVUS”), with each reporting shared voting and dispositive power over 2,991,522 shares. The address for Pfizer and PVUS is 235 East 42nd Street, New York, NY 10017.

(2)

Based solely on a Schedule 13G filed on February 11, 2022 by Bayer World Investments B.V. (“BWI”) and Bayer Aktiengesellschaft (“Bayer”), with each reporting shared voting and dispositive power over 2,742,338 shares. The business address for BWI is Energieweg 1, Mijdrecht, The Netherlands 3641RG. The business address for Bayer is Bayerwerk, Gebaeude W11, Kaiser-Wilhelm-Allee 1, Leverkusen, Germany 51373.

(3)

Based solely on a Schedule 13G/A filed on February 14, 2022 by RA Capital Management, L.P. (“RA Capital”), Peter Kolchinsky, Rajeev Shah and RA Capital Healthcare Fund, L.P. (the “Fund”). RA Capital and Messrs. Kolchinsky and Shah each reported shared voting and dispositive power over 2,282,173 shares. The Fund reported shared voting and dispositive power over 2,052,458 shares. The address of all entities and individuals referenced in this footnote is c/o RA Capital Management, L.P., 200 Berkeley Street, 18th Floor, Boston MA 02116.

(4)

Based solely on a Schedule 13G filed on February 14, 2022 by RTW Investments, LP (“RTW”) and Roderick Wong, with each reporting shared voting and dispositive power over 2,120,760 shares. The address of RTW and Dr. Wong is 40 10th Avenue, Floor 7, New York, New York, 10014.

(5)

Consists of 174,293 shares of common stock held directly by Dr. Sullivan and 371,422 shares of common stock issuable upon the exercise of stock options and restricted stock exercisable or vesting within 60 days of the record date.

(6)	Consists of 139,880 shares of common stock held directly by Mr. Flavin and 7,933 shares of restricted stock exercisable or vesting within 60 days of the record date.
(7)

Consists of 339,873 shares of common stock held and 379,355 shares of common stock issuable upon the exercise of stock options and restricted stock exercisable or vesting within 60 days of the record date.

ADDITIONAL INFORMATION

Stockholder Proposals and Nominations

Pursuant to Rule 14a-8 under the Exchange Act, in order to be included in our proxy statement and form of proxy for the 2023 annual meeting of stockholders, stockholder proposals must be received at our principal executive offices, c/o Corporate Secretary, Pyxis Oncology, Inc., 35 Cambridgepark Drive, Cambridge, Massachusetts 02140, no later than December 26, 2022, and must comply with the requirements established by the SEC. Pursuant to our bylaws, a stockholder proposal of business submitted outside of the process established in Rule 14a-8 and nominations of directors must be received no earlier than February 13, 2023 and not later than March 15, 2023 and must otherwise comply with the requirements set forth in our bylaws.

In addition to satisfying the foregoing requirements under our bylaws with respect to director nominations and notice required, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than management’s nominees must provide an additional notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 14, 2023.

Other Matters

We know of no other matters that will be presented for consideration at the annual meeting. If any other matters properly come before the annual meeting upon which a vote properly may be taken, shares represented by all proxies received by us on the proxy card will be voted with respect thereto as permitted and in accordance with the judgment of the proxy holders.

BY ORDER OF THE BOARD OF DIRECTORS

Lara Sullivan, M.D. Chief Executive Officer

Cambridge, Massachusetts

April 28, 2022

P.O. BOX 8016, CARY, NC 27512-9903 YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNET Go • To: www.proxypush.com/PYXS • Cast your vote online • Have your Proxy Card ready Follow the simple instructions to record your vote PHONE    Call 1-866-451-2261 • • Use any touch-tone telephone • Have your Proxy Card ready Follow the simple recorded instructions MAIL • • Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided You must register to attend the meeting online and/or participate at www.proxydocs.com/PYXS Pyxis Oncology, Inc. Annual Meeting of Stockholders For stockholders of record as of April 20, 2022 TIME: Monday, June 13, 2022 10:00 AM, Eastern Time PLACE: Annual Meeting to be held live via the internet - please visit www.proxydocs.com/PYXS for more details This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Pamela Connealy (the “Named Proxy”), as the true and lawful attorney of the undersigned, with full power of substitution and revocation, and authorizes her to vote all the shares of capital stock of Pyxis Oncology, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in her discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxy is authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxy cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE Proposal_Page—VIFL

Pyxis Oncology, Inc. Annual Meeting of Stockholders Please make your marks like this: X THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1 AND 2 BOARD OF DIRECTORS PROPOSAL YOUR VOTE RECOMMENDS 1. Election of Class I Director FOR WITHHOLD 1.01 Darren Cline FOR #P2# #P2# FOR AGAINST ABSTAIN 2. Ratification of the Appointment of Ernst & Young LLP as our Independent Registered Public FOR Accounting Firm for the Fiscal Year ending December 31, 2022 #P3# #P3# #P3# NOTE: The transaction of such other business as may properly come before the meeting, or any adjournment or postponement thereof. You must register to attend the meeting online and/or participate at www.proxydocs.com/PYXS Authorized Signatures—Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date